                                                                    EXHIBIT 12.1

                   Statement Regarding Computation of Ratios
                          (in thousands, except ratio)

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
                                                                    Six Month Ended
                            Fiscal Year Ended December 31,             June 30,
                         -----------------------------------------  ----------------
                          1995     1996    1997    1998     1999     1999     2000
                         -------  ------  ------  -------  -------  -------  -------
                                                                      (unaudited)
Fixed charges:
  Interest expense,
   including
   amortization of debt
   expense.............. $    --  $   --  $   --  $    --  $    --  $    --  $    --
  Assumed interest
   element in rent......     271     338     533      667      933      388      619
                         -------  ------  ------  -------  -------  -------  -------
    Total fixed
     charges............ $   271  $  338  $  533  $   667  $   933  $   388  $   619
Earnings (loss):
  Net income (loss)..... $(4,281) $5,392  $8,659  $24,976  $42,013  $14,900  $27,773
  Fixed charges per
   above................     271     338     533      667      933      388      619
                         -------  ------  ------  -------  -------  -------  -------
    Total earnings
     (loss)............. $(4,010) $5,730  $9,192  $25,643  $42,946  $15,288  $28,392
Ratio of earnings to
 fixed charges..........      --    17.0x   17.3x    38.5x    46.0x    39.4x    45.9x
                         =======  ======  ======  =======  =======  =======  =======
Deficiency of earnings
 available to cover
 fixed charges.......... $(4,281)     --      --       --       --       --       --
                         =======  ======  ======  =======  =======  =======  =======
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